SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
MEDTRONIC, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-0793183

(State or Other Juris- diction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(Address of Principal Executive Office and Zip Code)
Medtronic, Inc. 2005 Employees Stock Purchase Plan
(Full Title of the Plan)
Keyna Pidcock Skeffington, Esq.
Senior Legal Counsel
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Options to Purchase Common Stock under the 2005 Employees Stock Purchase Plan	Indefinite	$0.00	$0.00	$0.00
Common Stock issuable upon exercise of options granted under the 2005 Employees Stock Purchase Plan(3)	10,000,000 shares	$55.79	$557,900,000	$65,664.83
TOTAL:				$65,664.83

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional securities which may become issuable pursuant to anti-dilution provisions of the Plan.
(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock on September 22, 2005.
(3)	Each share of Common Stock includes a Preferred Stock Purchase Right pursuant to the Registrant’s Shareholder Rights Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:
(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or either (I) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed, or (II) the Registrant’s effective registration statement on Form 10 or 10-SB filed under the Securities Exchange Act of 1934 containing audited financial statements for the Registrant’s latest fiscal year;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the documents referred to in (a) above;

(c)	If the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.
     Medtronic’s Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party’s actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic’s Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.
     Medtronic has established a Directors and Officers Indemnification Trust, a copy of which has been filed with the SEC.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
4.1	Medtronic Restated Articles of Incorporation, as amended to date, are incorporated herein by reference to Exhibit 3.1 in Medtronic’s Annual Report on Form 10-K for the fiscal year ended April 27, 2001, filed with the Commission on July 26, 2001.

4.2	Medtronic Bylaws, as amended to date, are incorporated herein by reference to Exhibit 3.2 in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004, filed with the Commission on June 30, 2004.

4.3	Rights Agreement, dated as of October 26, 2000, between Medtronic, Inc. and Wells Fargo Bank Minnesota, N.A., including, as Exhibit A thereto, the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Shares of Medtronic, Inc. and, as Exhibit B

thereto, the form of Preferred Stock Purchase Right Certificate, is incorporated herein by reference to Exhibit 4.1 to Medtronic’s Form 8-A filed on November 3, 2000.

5	Opinion and consent of counsel regarding legality of securities.

23.1	Consent of counsel (See Exhibit 5).

23.2	Consent of independent registered public accounting firm.

24.1	Powers of Attorney.
     If applicable, the Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”), if required, and in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 23rd day of September, 2005.

MEDTRONIC, INC.
By /s/ Arthur D. Collins, Jr.
Arthur D. Collins, Jr.
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: September 23, 2005	/s/ Arthur D. Collins, Jr.
Arthur D. Collins, Jr.
Chairman of the Board and Chief Executive Officer (principal executive officer)

Dated: September 23, 2005	/s/ Gary L. Ellis
Gary L. Ellis
Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

Richard H. Anderson*	)
William R. Brody, M.D., Ph.D.*	)
Arthur D. Collins, Jr.*	)
Antonio M. Gotto, Jr., M.D., D.Phil*	)
Shirley Ann Jackson, Ph.D.*	)	Directors
Denise M. O’Leary*	)
Robert C. Pozen	)
Jean-Pierre Rosso*	)
Jack W. Schuler*	)
Gordon M. Sprenger*	)
     *Terrance L. Carlson, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

Dated: September 23, 2005	/s/ Terrance L. Carlson
Terrance L. Carlson
Senior Vice President, General Counsel and Secretary, as Attorney-In-Fact

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
MEDTRONIC, INC.
Form S-8 Registration Statement

Exhibits.

4.1	Medtronic Restated Articles of Incorporation, as amended to date, are incorporated herein by reference to Exhibit 3.1 in Medtronic’s Annual Report on Form 10-K for the fiscal year ended April 27, 2001, filed with the Commission on July 26, 2001.

4.2	Medtronic Bylaws, as amended to date, are incorporated herein by reference to Exhibit 3.2 in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004, filed with the Commission on June 30, 2004.

4.3	Rights Agreement, dated as of October 26, 2000, between Medtronic, Inc. and Wells Fargo Bank Minnesota, N.A., including, as Exhibit A thereto, the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Shares of Medtronic, Inc. and, as Exhibit B thereto, the form of Preferred Stock Purchase Right Certificate, is incorporated herein by reference to Exhibit 4.1 to Medtronic’s Form 8-A filed on November 3, 2000.

5	Opinion and consent of counsel regarding legality of securities.

23.1	Consent of counsel (See Exhibit 5).

23.2	Consent of independent registered public accounting firm.

24.1	Powers of Attorney.